Monthly Report - December 31, 2012

TriView Global Fund, LLC

The Net Asset Value of a unit as of December 31, 2012 was   $687.92    down    -3.28% from $711.27 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period

Year To Date

Net Asset Value (1,046.072 units) at November 30, 2012

$

744,037.17    $

1,796,875.21

Addition of 110.132 units on December 1, 2012

-

522,826.56

Redemption of 22.971 units on December 31, 2012

-

(1,210,059.27) Net income (loss)

2,462.50

2,462.50

Ending Net Asset Value (1,133.233 units) at December 31, 2012

Net Asset Value per Unit at December 31, 2012

$

779,573.69    $

$

687.92

779,573.69

STATEMENT OF INCOME AND (LOSS)

Income:

Gain (loss) on trading of commodity futures:

Current Period

YTD

Realized gain (loss) on closed contracts

2,462.50

(86,043.13) Change in unrealized gain (loss) on open accounts

-

   7,430.00

Interest income

3.04

Total: Income

2,462.50

(78,610.09)

Expenses:

Brokerage commissions

6,102.65

139,683.38

Opeating expenses

17,957.70

101,813.26

Incentive fee

- Management fee

543.98

12,277.37

Continuing service fee

-

- Organizational & offering expenses

4,852.55

60,216.24

Total: Expenses   29,456.88  313,990.25

Net Income (Loss) - December 31, 2012

$

(26,994.38)   $

(392,600.34)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. General Partner/CPO

TriView Global Fund, LLC

Prepared without audit